EXHIBIT 10.1
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the “Agreement”), made effective the 1st day of January, 2019, is entered into by MERIDIAN BIOSCIENCE, INC., with its principal place of  business at 3471 River Hills Drive, Cincinnati, Ohio 45244 (the “Company”), and MELISSA A. LUEKE, with a principal place of business at [__________________________________] (the “Consultant”).
INTRODUCTION
The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company after the Consultant’s retirement from the Company.  In consideration of the mutual covenants and  promises contained herein and other good and valuable consideration, the receipt and sufficiency  of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1. Services.  The Consultant agrees to perform such consulting, advisory, and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Schedule A of this Agreement (the “Services”).  The Consultant shall perform all Services under this Agreement as an “independent contractor” and not as employee or agent of the Company.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company in any manner.
2. Term.  This Agreement shall commence on January 1, 2019 and shall continue through December 31, 2021 (the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4.  The Consultation Period shall extend on the same terms and conditions for an additional one year periods only if the Company and Consultant agree in writing, not less than thirty (30) days prior to the expiration of the current Consultation Period to extend the Agreement.  For sake of clarity, the Agreement may not be automatically extended after the initial three (3) year Consultation Period.
3. Compensation.
3.1. Consulting Fees and Options:  The Company shall pay to the Consultant for the Services rendered under this Agreement:  $7,500.00 per month, paid on or near the 15th of every month beginning January 15, 2019. Consultant agrees to work up to 450 hours per year and will provide CEO a report of hours worked each month within 15 days of the end of the month. Consultant shall work no more than 175 hours in any one calendar quarter. As approved by the Compensation Committee of the Board of Directors, Consultant shall have until December 31, 2021 to exercise options currently held.

3.2. Reimbursement of Expenses:  The Company shall reimburse the Consultant for all reasonable and necessary expenses actually incurred or paid by the Consultant in connection with, or related to, the performance of the Services under this Agreement.  The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month.  The Company shall pay to the Consultant the amounts shown on each such statement within thirty (30) days after receipt thereof.  Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of five hundred and 00/100 Dollars ($500.00) per month without the prior written approval of the Company.
3.3. Benefits and Company Provided Items: The Consultant shall not be entitled to any benefits, coverages, or privileges made available to employees of the Company, including, without limitation, social security, unemployment, medical, or pension payments.  Consultant will continue to keep the Company issued mobile phone and continue on Company mobile phone plan for Consulting Period. Consultant will retain current laptop computer and retain current Company e-mail address for Consulting Period. Upon completion of Consulting Period, Consultant shall retain mobile phone and phone number, and any Company information shall first be deleted to the reasonable satisfaction of the Company.
4. Other Representation.  During the Consulting Period of this Agreement, Consultant shall not act on behalf of, represent, be employed by or affiliated with in any manner, any competitor, except upon the prior written consent of the Company, which consent may not unreasonably be withheld.
5. Termination. Consultant may terminate Agreement for any reason upon 30 days prior written notice to the Company. The Company may terminate Agreement if Consultant is not able to perform due to other full-time employment, death or disability.  In the event of such termination, the Consultant shall be entitled to payment for Services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3.2.  Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company.  Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Section 7.
6. Cooperation.  The Consultant shall use the Consultant’s best efforts in the performance of the Consultant’s obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform the Services hereunder.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property.

7. Inventions and Proprietary Information.
7.1. Inventions:
(a) All inventions, discoveries, computer programs, data, technology, designs, innovations, and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed, or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the Consultation Period or thereafter if resulting or directly derived from Proprietary Information (as defined in Section 7.3(b) below), shall be the sole property of the Company.  The Consultant hereby assigns to the Company all trade secrets, Inventions, and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any of officer of the Company as the Consultant’s duly authorized attorney to execute, file, prosecute, and protect the same before any government agency, court or authority.  Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.
(b) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings, and other records as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of the Company at all times.
7.2. Copyrightable Works:
(a) Notwithstanding any reservation of rights set forth in Section 7.1 of this Agreement, to the extent that Consultant’s work includes any work of authorship entitled to protection under the copyright laws of the United States or elsewhere, the parties agree that:

(i) Consultant’s work has been specially ordered and commissioned by the Company as a contribution to a collective work, a supplemental work, or such other category of work as may be eligible for treatment as a “work made for hire”;

(ii) Consultant is an independent contractor and not an employee, partner, joint author, or joint venturer of the Company;
(iii) Consultant’s work shall be deemed to be a “commissioned work” and a “work made for hire” to the greatest extent possible under the law; and

(iv) The Company shall be the sole author of the Consultant’s work, any work embodying Consultant’s work, and any works derived therefrom, including, but not limited to, the original material contained in Consultant’s work.

(b) To the extent that Consultant’s work is not properly characterized as a “work made for hire,” then Consultant hereby irrevocably grants, assigns and otherwise transfers exclusively to the Company, the Company’s successors and assigns, during the terms of the copyright of said Consultant’s work in the United States of America and throughout the World, and in perpetuity all rights of whatsoever nature, now existing or hereafter discovered, in all media and forms of expression both electronically and non‑electronically, whether now existing or hereafter discovered, in and to the Consultant’s work.
7.3. Proprietary Information:
(a) The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence, and that in the course of providing services to the Company the Consultant will have access to and contact with Proprietary Information of the Company.  The Consultant agrees that the Consultant will not, during the Consultation Period or at any time thereafter, disclose to others, or use for the Consultant’s benefit or the benefit of others, any Proprietary Information or Invention.
(b) For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed, or used by the Company, including, without limitation, any invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of providing Services to the Company.
(c) The Consultant’s obligations under this Section 7.3 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 7.3, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the CEO of the Company.
(d) Upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks, and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e) The Consultant represents that the Consultant’s retention as a consultant with the Company and the performance of the Services under this Agreement does not, and shall not, breach any agreement that obligates the Consultant to keep in confidence any trade secrets or confidential or proprietary information of the Consultant or of any other party, or to refrain from competing, directly or indirectly, with the business of any other party.  The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.
7.4. Remedies:  The Consultant acknowledges that any breach of the provisions of this Section 7 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Section 7 by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.
7.5. Indemnification:  Company agrees to indemnify and hold Consultant harmless against all claims arising from Consultant’s rendering of Services to Company and the expenses related to same, including attorney fees and court costs, except for claims arising from Consultant’s violation of this Agreement, or the gross negligence, willful or intentional misconduct of Consultant.  Consultant shall indemnify, defend and hold harmless Company from any claims against Company arising from or alleged to arise from Consultant’s gross negligence, willful or intentional misconduct.
8. Limitation of Liability.  Company agrees that Consultant is not responsible for consequential damages to the Company which may arise in whole or in part from the activity of Consultant in performing Services for the Company.
9. Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, by facsimile (provided the sender receives “answer-back” confirmation) or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.
10. Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
11. Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
12. Amendment.  This Agreement may be amended or modified or modified only by a written instrument executed by both the Company and the Consultant.

13. Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to conflict of laws rules.
14. Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned, and any attempt to do so by the Consultant will be void.
15. Officer Indemnification.  Company and Consultant acknowledge and agree that immediately prior to execution of this Agreement, Consultant performed services as an officer of the Company.  In such capacity and pursuant to Article V of the Amended Code of Regulations of the Company, Consultant is entitled to be indemnified and held harmless by the Company to the furthest extent permitted by law as then in effect, against all costs and expenses reasonably incurred by Consultant concerning, or in connection with, the defense of any claim asserted or suit or proceeding brought against Consultant by reason of Consultant’s conduct or actions in such capacity at the time of incurring such costs or expenses, except costs and expenses incurred in relation to matters as to which Consultant was willfully derelict in the performance of Consultant’s duty.  Such officer indemnification for prior service is subject to the further provisions in the Amended Code of Regulations of the Company, Article V, Sections 2 through 7.
16. Release.  Consultant and Company each hereby mutually release the other from any and all legal and equitable claims of any nature whatsoever whether known or unknown, arising out of efforts incurred before execution of this Agreement by Consultant as an officer of Company.  For purposes of this section, such release for Consultant includes all heirs, executors and administrators of Consultant, and for Company, such release includes Company’s agents, directors, shareholders, officers, employees, representatives, including those of wholly or partially owned subsidiaries and affiliates, and Company’s successors and assigns.  Further, Consultant agrees that Consultant’s release includes but is not limited to, claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.
17. Consultant’s Cooperation.  Consultant agrees to cooperate and assist Company with respect to any legal issues of any matter in which Consultant had knowledge during Consultant’s previous employment with the Company and during the term of this Agreement.  This cooperation generally includes appearance at depositions, assistance in responding to discovery demands, preparation for depositions and/or trials, and appearance at trial and specifically includes assistance with document production and the review and analysis of information relating to litigation or other legal issues.  All time incurred by Consultant for services under this Section shall be included in hours specified in Section 3.1.

18. Miscellaneous.
18.1. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
18.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.
18.3. In the event that any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
18.4. Any controversy or claim arising out of or relating to this Agreement shall be determined and settled by arbitration in the City of Cincinnati, State of Ohio, in accordance with the then existing rules of the American Arbitration Association.  Notwithstanding the above, Company may seek equitable relief, from any court of competent jurisdiction at any time in its sole discretion upon any breach by Consultant of the obligations hereunder.
18.5. All reference to “$” shall mean the lawful currency of the United States of America.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
COMPANY:	CONSULTANT:
MERIDIAN BIOSCIENCE, INC.	MELISSA A. LUEKE

By: /s/ Jack Kenny	By: /s/ Melissa A. Lueke

Printed Name: Jack Kenny Jac	Printed Name: Melissa A. Lueke

Its: CEO

Date: 12/5/18	Date: 12/10/18

SCHEDULE A

Services:

A)
Assistance to CEO, EVP CFO, SVP Controller and Treasurer or VP of Human Resources. The scope of assistance and estimated hours will be agreed to in writing in advance for projects in excess of 20 hours.

B)	Coordination with legal counsel on certain matters.

C)	Coordination of GDPR Steering Committee.